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EXHIBIT 3-3

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                       EXECUTONE INFORMATION SYSTEMS, INC.

      These Articles of Amendment are filed in accordance with Section 13.1-710 of the Virginia Stock Corporation Act:

      A. The name of the corporation (which is hereinafter referred to as the "Corporation") is EXECUTONE Information Systems, Inc.

      B. The two (2) amendments to the Corporation's Articles of Incorporation adopted on December 14, 1999 at the Corporation's Annual Meeting of Shareholders are as follows:

            1. ARTICLE I of said Articles of Incorporation is deleted and is replaced by the following to change the name of the Corporation to eLOT, Inc.:

                                   "ARTICLE I

            The name of the Corporation is eLOT, Inc."

            2. The first sentence of ARTICLE III is deleted and is replaced by the following sentence to increase the number of authorized shares from 80,000,000 to 130,000,000:

                  "The Corporation shall have the authority to issue 130,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share."

                  C. The amendments were proposed by the Board of Directors and submitted to the shareholders in accordance with Chapter 13.1-710 of the Virginia Stock Corporation Act. There were a total of 63,004,953 shares of the Company's common stock issued and outstanding and entitled to vote at the meeting. There were 59,418,228 of those shares represented at the meeting, constituting a majority and therefore a quorum for the transaction of business. For Amendment 1, a total of 34,109,849 shares were voted for the proposal, 128,131 shares against, 66,114 shares abstaining and





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            25,114,634 shares unvoted. For Amendment 2, a total of 30,648,315 shares were voted for the proposal, 3,560,928 shares against, 94,851 shares abstaining and 25,114,634 shares unvoted. The number of votes cast in favor of the amendments were sufficient for approval.

                                       EXECUTONE Information Systems, Inc.


                                       By: /s/ Barbara C. Anderson
                                          ______________________________________
                                          Barbara C. Anderson
                                          Vice President, Law and Administration
                                          and Secretary

Dated: December 30, 1999